CERTIFICATE OF AMENDMENT OF

BYLAWS OF

GREAT AMERICAN GROUP, INC.

a Delaware Corporation

The undersigned does hereby certify that:

1.                  He is the duly qualified Secretary of Great American Group, Inc., a duly organized and existing Delaware corporation (the “Corporation”).

2.                  Effective October 7, 2014, Section 3.3 of the Corporation’s Bylaws (the “Bylaws”) was amended and restated to read in its entirety as set forth on Exhibit A attached hereto.

3.        The foregoing amendment of the Corporation’s Bylaws was duly approved and adopted by the Corporation’s Board of Directors and filed with the undersigned on the date set forth below.

Dated: October 7, 2014

/s/ Mark Naughton_____________________

Mark Naughton, Secretary

EXHIBIT A

Section 3.3 Number, Term of Office and Election. Subject to the rights of the holders of any shares of Preferred Stock, the Board of Directors shall consist of not fewer than three (3) nor more than thirteen (13) directors, the exact number may be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Except as provided in Section 3.4 below, any director elected or appointed (i) at or prior to the 2014 Annual Meeting of Stockholders, shall hold office until the annual meeting for the year in which his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office, and (ii) following the 2014 Annual Meeting of Stockholders, shall hold office until the next annual meeting and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto (including any certificate of designation relating to any series of Preferred Stock). The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to these Bylaws or the Certificate of Incorporation. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.